UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 20, 2015

Harvest Natural Resources, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-10762	77-0196707
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1177 Enclave Parkway, Suite 300, Houston, Texas		77077
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	281-899-5700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

As disclosed in its Current Report on Form 8-K filed with the Securities and Exchange Commission (the "Commission") on January 2, 2015, HNR Energia, B.V., a wholly owned subsidiary of Harvest Natural Resources, Inc. (the "Company"), terminated its share purchase agreement with Petroandina Resources Corporation N.V., a subsidiary Pluspetrol Resources Corporation B.V., with respect to the sale of the Company's Venezuelan interests (the "Share Purchase Agreement") as a result of the failure to obtain approval of the transaction by the Venezuelan government. As disclosed in its Current Report on Form 8-K filed with the Commission on January 16, 2015, affiliates of the Company filed a Request for Arbitration against the Government of the Bolivarian Republic of Venezuela with the International Centre for Settlement of Investment Disputes regarding the Company's interests in Venezuela. More details about those two events are in those Current Reports on Form 8-K.

As a result of the termination of the Share Purchase Agreement and the filing of the Request for Arbitration, the Company is reviewing strategies for future operations, which could shift, assuming that no short-term opportunities are presented by Venezuela to resolve the disputes described in the Request for Arbitration. Without a near-term resolution with Venezuela or a large recapitalization (which seems unlikely given current market conditions), the most likely outcomes would include shoring up near term liquidity in order to definitively market our Gabon interests and use the Gabon sale proceeds to a) fully fund the arbitration, b) extinguish any liabilities and finally, c) distribute the remainder to shareholders, effectively winding down the Company with the exception of the arbitration claim.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harvest Natural Resources, Inc.

January 20, 2015	By:	Keith L. Head

Name: Keith L. Head
Title: Vice President & General Counsel